UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported):  June 14, 2012

WORTHINGTON ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52590	20-1399613
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

295 Highway 50, Suite 2, Lake Village Professional Building, Stateline, NV 89449
Mailing Address:  P.O. Box 1148, Zephyr Cove, NV 89448-1148
(Address of principal executive offices)

Registrant’s telephone number, including area code: (775) 588-5390

Copy of correspondence to:

Richard A. Friedman, Esq.
James M. Turner, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Tel:  (212) 930-9700   Fax:  (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Worthington Energy, Inc. (the “Company”) previously entered into a Securities Purchase Agreement, dated as of April 30, 2012, with La Jolla Cove Investors, Inc. (“La Jolla”), pursuant to which the Company issued La Jolla a Convertible Debenture in the amount of $200,000 (the “Convertible Debenture”).  Pursuant to the Convertible Debenture, the Company agreed to pay La Jolla the principal sum of $200,000 (subject to adjustment as provided in the Convertible Debenture) on April 30, 2014 or such earlier date as required by the Convertible Debenture. Interest on the outstanding Convertible Debenture accrues at a rate of 4 ¾% per annum.

On June 14, 2012, the Company received a letter from La Jolla, pursuant to which La Jolla alleges that an event of default (the “Event of Default”) has occurred under the Convertible Debenture.  Section 5.1(k) of the Convertible Debenture provides it is an event of default if: “the average Volume Weighted Average Price per share of the Common Stock for any period of three (3) consecutive Trading Days during the term of the Note is less than $0.01 per share (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or similar reorganizations of capital).” The average volume weighted average price per share of our common stock was less than $0.01 on June 4 through June 6, 2012.

La Jolla advised the Company that, as a result of the Event of Default, it is accelerating the repayment of the Convertible Debenture.  As a result, La Jolla has made a demand that the Company pay La Jolla $120,585.62, which represents the $100,000 of unconvertible principal balance under the Convertible Debenture, $20,000, which represents a 20% repayment premium upon an event of default and $585.62 of accrued interest.

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SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

WORTHINGTON ENERGY, INC.

Date: June 15, 2012	By: /s/ ANTHONY MASON Anthony Mason
Chief Executive Officer

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